UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 13, 2022

CHART INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	34-1712937
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2200 Airport Industrial Drive, Suite 100 Ball Ground, Georgia	30107
(Address of Principal Executive Offices)	(Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be So Registered	Name of Each Exchange on Which Each Class is to be Registered
Chart Industries, Inc. Depositary Shares, each Representing a 1/20th Interest in a Share of 6.75% Series B Mandatory Convertible Preferred Stock	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:

333-268666

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1.	Description of Registrant’s Securities to be Registered

The securities to be registered hereby are the Depositary Shares (the “Depositary Shares”), each representing a 1/20th interest in a share of 6.75% Series B Mandatory Convertible Preferred Stock, par value $0.01 per share and liquidation preference $1,000 per share (the “Mandatory Convertible Preferred Stock”), of Chart Industries, Inc. (the “Company”). The descriptions of the terms of the Depositary Shares and the underlying Mandatory Convertible Preferred Stock set forth under the headings “Description of Depositary Shares” and “Description of Mandatory Convertible Preferred Stock,” respectively, in the Company’s Prospectus Supplement, dated December 8, 2022, to the Prospectus, dated December 5, 2022, forming a part of the Company’s Registration Statement on Form S-3 (File No. 333-268666), filed under the Securities Act of 1933, as amended, are hereby incorporated herein by reference.

Item 2. Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Amendment No. 5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133254)).

3.2	Amended and Restated By-Laws, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 19, 2008 (File No. 001-11442)).

3.3	Certificate of Designations, filed with the Secretary of State of the State of Delaware and effective on December 13, 2022 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on December 13, 2022).

4.1	Form of Certificate for the 6.75% Series B Mandatory Convertible Preferred Stock, (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed on December 13, 2022).

4.2	Deposit Agreement, dated as of December 13, 2022, among Chart Industries, Inc., Computershare Inc. and Computershare Trust Company, N.A., acting jointly as Depositary, and the holders from time to time of the depositary receipts described therein (incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K filed on December 13, 2022).

4.3	Form of Depositary Receipt for the Depositary Shares (incorporated by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K filed on December 13, 2022).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Chart Industries, Inc.
	By:	/s/ Jillian C. Evanko Jillian C. Evanko President and Chief Executive Officer
Date: December 13, 2022